Exhibit (d)(15)(c)
SECOND AMENDMENT TO THE FUND MANAGEMENT AGREEMENT
The Fund Management Agreement (the “Agreement”) made the 1st day of May, 2006 and amended on May 1, 2007, by and among Pacific Life Fund Advisors LLC, a Delaware Limited Liability Company (“Investment Adviser”), AllianceBernstein L.P. (“Fund Manager”), and Pacific Life Funds, a Delaware Statutory Trust (the “Trust”) is hereby amended with the provisions set forth below (together the “Amendment”), which is made this 1st day of January 2010.
In consideration of the premises and mutual promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Trust, Investment Adviser and Fund Manager hereby agree as follows:
1.	Paragraph (v) of Section 2, Fund Manager Duties, is hereby deleted in its entirety.

2.	This Amendment may be executed in counterparts, all of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement. FAX or electronically scanned copies of such signed documents may be used in lieu of the originals for any purpose.
IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year provided above for the amendment.

PACIFIC LIFE FUND ADVISORS LLC

By:	By:

Name:	Name:

Title:	Title:

ALLIANCEBERNSTEIN L.P.

By:	By:

Name:	Name:

Title:	Title:

PACIFIC LIFE FUNDS

By:	By:

Name:	Name:

Title:	Title: